EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of May 25, 1997, by and between FIRST TEAM AUTOMOTIVE CORP., a Delaware corporation (the "Company"), and W. WARNER PEACOCK (the "Executive").


                                R E C I T A L S:

         In entering into this Agreement, the Company desires to provide the Executive with substantial incentives to serve the Company, without distraction or concern over minimum compensation, benefits or tenure, to develop and implement the Company's initial development plan, and thereafter manage the Company's future growth and development, in order to maximize the returns to the Company's stockholders.

         NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree with each other as follows:

1.       CERTAIN DEFINITIONS

         1.1 CERTAIN DEFINITIONS. As used herein, the following terms have the meanings assigned to them below:

                  "ACCRUED BENEFITS" means an amount equal to the sum of (a) the portion of the Base Salary payable through and including the Termination Date which has not yet been paid, (b) all compensation previously deferred by the Executive (together with any accrued interest and earnings thereon) which has not yet been paid, and (c) any accrued but unpaid expense reimbursements and vacation pay.

                  "ACQUIRING PERSON" means any Person who or which, together with all Affiliates and Associates of such Person, is or are the Beneficial Owner of twenty percent (20%) or more of the shares of Common Stock then outstanding; but does not include any Exempt Person.

                  "ACTIVE STATUS" means the Executive's Employment status from the Effective Date to and including the Termination Date.

                  "AFFILIATE" has the meaning ascribed to that term in Exchange Act Rule 12b-2.

                  "ANNUAL CASH COMPENSATION" of the Executive for any Compensation Year means the sum of the salary and bonus earned by the Executive during that Compensation Year, including all amounts deferred at the election of the Executive pursuant to Section 4.2.5 hereof, a Compensation


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Plan intended to qualify as a plan under Section 401(k) of the Code, or otherwise. If salary or bonus is paid in whole or in part in property other than cash (such as Common Stock) the amount so paid shall be the fair market value thereof on the date of payment.

                  "ASSOCIATE" means, with reference to any Person, (a) any corporation, firm, partnership, association, unincorporated organization or other entity (other than the Company or a subsidiary of the Company) of which that Person is an officer or general partner (or officer or general partner of a general partner) or is, directly or indirectly, the Beneficial Owner of 10% or more of any class of its equity securities, (b) any trust or other estate in which that Person has a beneficial interest of 10% or more or for or of which that Person serves as trustee or in a similar fiduciary capacity, and (c) any relative or spouse of that Person, or any relative of that spouse, who has the same home as that Person.

                  "AVERAGE ANNUAL CASH COMPENSATION" of the Executive means, as of the date of any termination, the average of (a) the Annual Cash Compensation earned by the Executive in each of the two (2) Compensation Years next preceding that date or, if less than two (2) Compensation Years have occurred prior to that date and since the Effective Date, (b) the Annual Cash Compensation in each whole Compensation Year, if any, and, restated on an annualized basis, the Annual Cash Compensation in each partial Compensation Year (up to a maximum of two (2) partial Compensation Years) next preceding the date of any termination.

                  "BASE SALARY" means the guaranteed minimum annual salary payable by the Company to the Executive pursuant to Section 4.1.

                  "BENEFICIAL OWNER" A specified Person is deemed the Beneficial Owner of, and is deemed to "beneficially own," any securities of which that Person or any of that Person's Affiliates or Associates, directly or indirectly, is the "beneficial owner" (as determined pursuant to Exchange Act Rule 13d-3) or otherwise has the right to vote or dispose of, including pursuant to any agreement, arrangement or understanding (whether or not in writing).

                  "BOARD" means the entire Board of Directors of the Company.

                  "BONUS" means an annual bonus, in an amount, and on terms determined by the Compensation Committee pursuant to the Company's Incentive Plans.

                  "CAUSE" for the Company's termination of the Executive's Employment means: (a) the Executive's conviction, in a final, non-appealable ruling, of a felony crime that enriched the Executive at the expense of the Company; or (b) the Executive's deliberate and intentional continuing failure to substantially perform his duties and responsibilities hereunder (except by reason of the Executive's incapacity due to physical or mental illness or injury) for a period of twenty (20) days after the Required Board Majority has delivered to the Executive a written demand for substantial performance hereunder which specifically identifies the bases for the Required Board Majority's determination that

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the Executive has not substantially performed his duties and responsibilities hereunder (such period being the "GRACE PERIOD"); provided, that for purposes of this clause (b), the Company shall not have Cause to terminate the Executive's Employment unless (1) at a meeting of the Board called and held following the Grace Period in the city in which the Company's principal executive offices are located, of which the Executive was given not less than ten (10) days' prior written notice and at which the Executive was afforded the opportunity to be represented by counsel, appear and be heard, the Required Board Majority shall adopt a written resolution which (A) sets forth the Required Board Majority's determination that the failure of the Executive to substantially perform his duties and responsibilities hereunder has (except by reason of his incapacity due to physical or mental illness or injury) continued past the Grace Period, and (B) specifically identifies the bases for that determination; and (2) the Company, at the written direction of the Required Board Majority, shall deliver to the Executive a Notice of Termination for Cause to which a copy of that resolution, certified as being true and correct by the secretary or any assistant secretary of the Company, is attached. For purposes of determining whether Cause has occurred, no act or failure to act on the part of the Executive shall be considered "deliberate and intentional" unless it is taken or omitted to be taken by the Executive in bad faith or without a reasonable belief that the Executive's act or omission was in the best interests of the Company.

                  "CHANGE OF CONTROL" means the occurrence of any of the following events that occurs after the Closing Date: (a) any Person, other than an Exempt Person, becomes an Acquiring Person; (b) at any time the then Continuing Directors cease to constitute a majority of the members of the Board; or (c) a merger of the Company with or into, or a sale by the Company of all or substantially all its properties and assets to, another Person occurs and, immediately after that occurrence, any Person, other than an Exempt Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of twenty percent (20%) or more of the total voting power of the then outstanding Voting Shares of the Person surviving that transaction (in the case of a merger or consolidation) or the Person acquiring all or substantially all of those properties and assets.

                  "CLOSING DATE" means the date the Company consummates the closing of the first sale of its Common Stock to the public pursuant to an effective Registration Statement filed under the Securities Act.

                  "CODE" means the Internal Revenue Code of 1986.

                  "COMMON STOCK" means the common stock of the Company.

                  "COMPANY" means (a) First Team Automotive Corp., a Delaware corporation, and (b) any Person that assumes the obligations of the Company hereunder, by operation of law, pursuant to Section 8.4(ii) or otherwise.

                  "COMPENSATION PLAN" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company,

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or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer or any member of the family of any Executive Officer,
(a) including (i) any "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or other "employee benefit plan" (as defined in Section 3(3) of ERISA), (ii) any other retirement and savings plan, including any supplemental benefit arrangement relating to any plan intended to be qualified under Section 401(a) of the Code or whose benefits are limited by the Code or ERISA, (iii) any "employee welfare plan" (as defined in Section 3(1) of ERISA), (iv) any arrangement, plan, policy, practice or program providing for severance pay, deferred compensation or insurance benefit, (v) any Incentive Plan, and (vi) any arrangement, plan, policy, practice or program (A) authorizing and providing for the payment or reimbursement of expenses attributable to first-class air travel and first-class hotel occupancy while on travel or (B) providing for the payment of business luncheon and country club dues, long-distance charges, mobile phone monthly air time or other recurring monthly charges or any other fringe benefit, allowance or accommodation of employment, but (b) excluding any compensation arrangement, plan, policy, practice or program to the extent it provides for annual base salary.

                  "COMPENSATION COMMITTEE" means the committee of the Board to which the Board has delegated duties respecting the compensation of Executive Officers and the administration of Incentive Plans, if any, intended to qualify for the Exchange Act Rule 16b-3 exemption and the Code ss. 162(m)(4)(C)(i) exemption.

                  "COMPENSATION YEAR" means any calendar year.

                  "CONFIDENTIAL INFORMATION" means, with respect to the Company or any subsidiary of the Company, all trade secrets and other confidential, nonpublic and/or proprietary information of that Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sale programs, customer lists, records of customer service requirements, capital expenditure projects, cost summaries, pricing formulae, contract analyses, financial information, projections, confidential filings with any governmental authority and all other confidential, nonpublic concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.

                  "CPI" means for any period the Consumer Price Index for All Urban Consumers--All Items Index for Orlando, Florida (or any substantially similar index published for the same area), as published by the United States Department of Labor, Bureau of Labor Statistics (or its successor) for that period.

                  "CONTINUING DIRECTOR" means at any time any individual who then (a) is a member of the Board and was a member of the Board as of the Closing Date or whose nomination for his first election, or that first election, to the Board following that date was recommended or approved by a majority of the then Continuing Directors (acting separately or as a part of any action taken by the Board or any committee thereof), and (b) is not an Acquiring Person, an Affiliate or Associate of an

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Acquiring Person or a nominee or representative of an Acquiring Person or of any such Affiliate or Associate.

                  "DISABILITY" of the Executive means the Executive has been determined (which determination shall be final and binding on all Persons, absent manifest error), as a result of a physical or mental illness or personal injury he has incurred, by a Qualified Physician (who may be the doctor treating or otherwise acting as the Executive's doctor in connection with the illness or injury in question) selected by the Executive with the consent of the Company, or by the Company at its expense and with the consent of the Executive (which consent shall not be unreasonably withheld in either case), to be unable to perform, at the time of that determination and, in all reasonable medical likelihood, indefinitely thereafter, the normal duties then most recently assigned, under and in accordance with the terms hereof, to the Executive while on Active Status; provided that, if: (1)(A) the Company has reasonably withheld its consent to the Qualified Physician, if any, selected by the Executive or (B) the Executive has reasonably withheld his consent to the Qualified Physician, if any, selected by the Company, and (2) the Qualified Physicians selected by the Executive and the Company disagree as to whether the Executive has incurred a Disability, the determination whether the Executive has incurred a Disability shall be made by a majority of three (3) Qualified Physicians, (a) one (1) of whom shall be selected by the Executive, (b) one (1) of whom shall be selected by the Company, and (c) the remaining one (1) of whom shall be selected by the Qualified Physicians selected by the Executive and the Company pursuant to clauses (a) and (b) of this proviso and the fees and expenses of whom will be shared and paid in equal amounts by the Executive and the Company. For purposes of this definition, if the Executive is unable by reason of illness or injury to give an informed consent to the performance of the treatment of that illness or injury, a Qualified Physician selected by any Person who is authorized by applicable law to give that consent will be deemed to have been selected by the Executive.

                  "EFFECTIVE DATE" has the meaning ascribed to that term in
Section 8.15.

                  "ERISA" means the Executive Retirement Income Security Act of 1974.

                  "EMPLOYMENT" means the salaried employment of the Executive by the Company or a subsidiary of the Company hereunder.

                  "EXCESS AMOUNT" has the meaning ascribed to that term in
Section 4.2.

                  "EXCHANGE ACT" means the Securities Exchange Act of 1934.

                  "EXECUTIVE OFFICER" means any of the chairman of the board, the chief executive officer, the chief operating officer, the chief financial officer, the president, any executive or senior vice president or the general counsel of the Company.

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                  "EXEMPT PERSON" means (a) (1) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company and (2) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or any subsidiary of the Company and (b) the Executive, any Affiliate or Associate of the Executive or any group (as that term is used in Exchange Act Rule 13d-5(b)) of which the Executive or any Affiliate or Associate of the Executive is a member.

                  "GOOD REASON" for the Executive's termination of his Employment means: (a) any violation hereof in any material respect by the Company; (b) either (1) a failure of the Company to continue in effect any Compensation Plan in which the Executive was participating, or (2) the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits under, any such Compensation Plan; or (c) the assignment to the Executive of duties inconsistent in any material respect with the Executive's then current positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities or any other action by the Company which results in a material diminution in those positions, authority, duties or responsibilities.

                  "INCENTIVE PLAN" means any compensation arrangement, plan, policy, practice or program established, maintained or sponsored by the Company or any subsidiary of the Company, or to which the Company or any subsidiary of the Company contributes, on behalf of any Executive Officer and which provides for incentive, bonus or other performance-based awards of cash, securities or the phantom equivalent of securities, including any stock option, stock appreciation right and restricted stock plan, but excluding any plan intended to qualify as a plan under any one or more of Sections 401(a), 401(k) or 423 of the Code.

                  "NONTERMINATING PARTY" means the Executive or the Company, as the case may be, to which the Terminating Party delivers a Notice of Termination.

                  "NOTICE OF TERMINATION" to or from the Executive means a written notice that: (a) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's Employment, and (b) if the Termination Date is other than the date of receipt of the notice, sets forth that Termination Date.

                  "OUTSIDE DIRECTOR" means at any time a member of the Board at that time who is not then an employee of the Company or any subsidiary of the Company.

                  "PERFORMANCE GOAL" has the meaning ascribed to that term in
Section 4.2.
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                  "PERSON" means any natural person, sole proprietorship,
corporation, partnership of any kind having a separate legal status, limited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture, estate, trust, union or employee organization or governmental authority.

                  "PRIME RATE" has the meaning ascribed to that term in
Section 4.2.

                  "QUALIFIED PHYSICIAN" means, in the case of any determination whether the Executive has sustained a Disability, a physician (a) holding an M.D. degree from a medical school located in the United States, (b) specializing and board certified in the treatment of the injury or illness that has or may have caused that Disability, and (c) having admission privileges to one or more hospitals located in Florida or in the state in which the Executive then is domiciled.

                  "REQUIRED BOARD MAJORITY" means at any time a majority of the members of the entire Board then in office which shall include at least a majority of the Outside Directors then in office.

                  "SECURITIES ACT" means the Securities Act of 1933.

                  "SEVERANCE PAYMENT" means at any time an amount equal to three
(3) times the Executive's Average Annual Compensation during the term of this Agreement.

                  "TERMINATING PARTY" means the Executive or the Company, as the case may be, who or which terminates the Executive's Employment by means of a Notice of Termination.

                  "TERMINATION DATE" means: (a) if the Executive's Employment is terminated by reason of the Executive's death, the date of that death; (b) if the Executive's Employment is terminated by Executive for Good Reason, or based on a Change of Control pursuant to Section 5.2(b), the date specified in the Executive's Notice of Termination; (c) if the Executive's Employment is terminated by Executive without Good Reason and other than for Disability pursuant to Section 5.2(d), the ninetieth (90th) day after the Company receives Executive's Notice of Termination; and (d) if the Executive's Employment is terminated by the Company at any time for Cause, the date the Executive receives the Company's Notice of Termination for Cause.

                  "TERMINATION PAYMENT" means at any time an amount equal to one and one-half (1.5) times the Executive's Average Annual Compensation during the term of this Agreement.

                  "TRADE AREA" means any area within a fifty (50) mile radius from a Dealership owned or operated by the Company.

                  "VOTING SHARES" means: (a) in the case of any corporation, stock of that corporation of the class or classes having general voting power under ordinary circumstances to elect a majority of that corporation's board of directors; and (b) in the case of any other entity, equity interests of the

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class or classes having general voting power under ordinary circumstances equivalent to the Voting Shares of a corporation.

         1.2      OTHER DEFINITIONAL PROVISIONS.

                  (i) Except as otherwise specified herein, all references herein to any statute defined or referred to herein, including the Code, ERISA and the Exchange Act, shall be deemed references to that statute or any successor statute, as the same may have been or may be amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

                  (ii) When used in this Agreement, the words "herein," "hereof" and "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any provision of this Agreement, and the word "Section" refers to a Section of this Agreement unless otherwise specified.

                  (iii) Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes each other gender and the neuter.

                  (iv) The word "including" (and, with correlative meaning, the word "include") means including, without limiting the generality of any description preceding such word, and the words "shall" and "will" are used interchangeably and have the same meaning.

2.       EMPLOYMENT

         2.1 DUTIES. On the terms and subject to the conditions hereinafter set forth, and beginning as of the Effective Date, the Company will employ the Executive as Chief Financial Officer and Executive Vice President of the Company and the Executive will serve in the Company's employ in that position. The Executive shall perform such duties, and have such powers, authority, functions, duties and responsibilities for the Company and corporations affiliated with the Company as are commensurate and consistent with his employment as Chairman of the Board and Chief Executive Officer of the Company. The Executive also shall have such additional powers, authority, functions, duties and responsibilities as may be assigned to him by the Board; provided that, without the Executive's written consent, such additional powers, authority, functions, duties and responsibilities shall not be inconsistent or interfere with, or detract from, those herein vested in, or otherwise then being performed for the Company by, the Executive.

         2.2 OTHER ACTIVITIES. The Executive shall not, at any time during his Employment, engage in any other activities unless those activities do not interfere materially with the Executive's duties and responsibilities for the Company at that time, except that the Executive shall be entitled, subject to the provisions of Section 8, (a) to continue with such activities as the Executive has carried on prior to the Effective Date, including making and managing his personal investments and participating in other business or civic activities; and (b) to serve on corporate or other business, civic or charitable boards or committees and trade association or similar boards or committees.

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3.       TERM OF EMPLOYMENT

         3.1 TERM. Subject to the provisions of Section 5, the term of the Executive's Employment shall be for an initial term expiring on December 31, 2000, and shall automatically renew for consecutive three (3) year terms thereafter, without any further action by either the Company or the Executive, unless either the Company or the Executive shall, no less than one hundred eighty (180) days prior to the expiration of the original term hereof, or any renewal term, provide written notice to the other party of his or its election not to renew Executive's Employment. The Executive's Employment shall terminate when the Termination Date shall have occurred; provided no such termination shall release the Company from its obligations to pay the Executive all the applicable amounts Section 5 provides the Company shall pay as a result of the termination of the Executive's Employment.

4.       COMPENSATION

         4.1 BASE SALARY. A Base Salary shall be payable to the Executive by the Company as a guaranteed minimum annual amount hereunder for each Compensation Year during the period from the Effective Date to the Termination Date. That Base Salary shall be payable in accordance with the Company's normal payroll schedules (but in no event less frequently than semi-monthly), shall be payable initially at the annual rate of $300,000.00 and shall be increased (but not decreased or adjusted other than as provided in Section 5) as follows:

                  (i) on the first and each subsequent anniversary of the Effective Date, by the same percentage increase (if any) in the CPI for the twelve (12) month period immediately preceding such anniversary; and

                  (ii) on the first and each subsequent anniversary of the Effective Date, by such additional amount as shall be determined in the sole discretion of the Compensation Committee, as evidenced by the written minutes or records of the Compensation Committee and its written notices of such determinations or approvals to the Executive.

         4.2 BONUS. Executive shall be eligible for an annual Bonus based on satisfaction of annual performance goals for the Company to be established from time to time by the Compensation Committee, in accordance with the Company's Incentive Plans.

                  4.2.1 The performance goals for the Company established by the Compensation Committee pursuant to this Section 4.2 (the "PERFORMANCE GOAL") are intended as "performance goals" for Executive, as that term is used in Section 162(m)(4)(C) of the Code and regulations promulgated thereunder. Such Performance Goals will be determined and approved by the Compensation Committee, consisting solely of two (2) or more outside directors, as required by Code ss. 162(m)(4)(C)(i) and regulations promulgated thereunder.

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                  4.2.2 Notwithstanding anything to the contrary contained
herein, in no event shall Executive receive any portion of his Bonus if the Company could not reasonably deduct such portion solely by operation of Code ss. 162(m). For purposes of this limitation: (i) no portion of the Executive's compensation or benefits, the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment, shall be taken into account; (ii) no portion of any compensation or benefits shall be taken into account which, in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Executive, does not constitute "applicable employee remuneration" within the meaning of Code ss.162(m) and regulations promulgated thereunder; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Executive's remuneration shall be determined by the Company's independent auditors in accordance with the Code. This subsection 4.2.2 shall not prohibit the accrual or payment of any Bonus (or portion thereof) which is deferred in accordance with subsection 4.2.5 below.

                  4.2.3 At any time during the term of Employment, upon written request of Executive, the Company shall submit the Performance Goal and other material compensation terms provided herein for approval by the Company's shareholders if necessary to comply with Code ss. 162(m)(4)(C)(ii) and regulations promulgated thereunder, and the Company shall use reasonable efforts to secure such shareholder approval; provided, (i) the Company shall not be required to call a special shareholders meeting for the sole purpose of complying with this section; and (ii) in order to have such approval sought at the Company's annual shareholders meeting, Executive shall provide written notice thereof to the Company no less than ninety (90) days prior to the scheduled date of the annual meeting. If any executive officer of the Company requests that his Performance Goal and compensation terms be submitted for shareholder approval pursuant to this Agreement, the Company shall have the right to submit the Performance Goals and compensation arrangements of all executive officers for shareholder approval at the same meeting.

                  4.2.4 If required to comply with Code ss.162(m)(4)(C)(iii), the Company's Compensation Committee shall, before the payment of any Bonus, certify in writing, if applicable, that the Performance Goal and any other material terms hereof were satisfied, as necessary to comply with Code ss. 162(m)(4)(C)(iii).

                  4.2.5 If for any reason the Performance Goal and Bonus provided to Executive do not qualify for the Code ss. 162(m)(4)(C) exemption, the payment of any portion of the Bonus causing Executive's compensation to exceed $1,000,000 during any fiscal year of the Company (the "EXCESS AMOUNT") will be deferred until a fiscal year during the term of employment in which Executive earns less than $1,000,000; PROVIDED, HOWEVER, that in the event of Executive's death, the termination of Executive's employment for any reason (including without limitation termination by the Company for Cause or by Executive for Good Reason), or the expiration of this Agreement, any Excess Amount, including any interest earned thereon, shall be paid to Executive within ten (10) days of such death, termination, or expiration. Any Excess Amount shall earn interest at a variable rate of interest equal to the prime rate, as published in THE WALL STREET JOURNAL from time to time (the "PRIME RATE"), until

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such amount is paid to the Executive. The Company shall hold any Excess Amount, including any interest earned thereon, in trust for Executive until such amount is paid to Executive in accordance with the terms hereof; provided, that all amounts held in trust for Executive shall be subject to the claims of the creditors of the Company.

                  4.2.6 The provisions of this Section 4.2 are intended, and shall be interpreted, to comply with the requirements of Code ss. 162(m) so as to permit the Company to deduct all payments of applicable employee remuneration made to Executive pursuant to this Agreement.

         4.3 OTHER COMPENSATION. Subject to subsection 4.2 above, the Executive shall be entitled to participate in all Compensation Plans from time to time in effect during the term of this Agreement, regardless of whether the Executive is an Executive Officer. All awards to the Executive under all Incentive Plans shall take into account the Executive's positions with and duties and responsibilities to the Company and its subsidiaries.

         4.4 EMPLOYEE BENEFIT PLANS AND PROGRAMS. The Executive shall also be entitled to participate in all other group life insurance, pension, medical insurance, hospitalization, disability and other similar employee benefit plans and programs which at any time during the term of this Agreement may be offered by the Company to its executive officers generally; provided that in the case of medical, hospitalization and similar benefits, coverage shall also be provided, at the Company's cost, to the Executive's spouse and minor children.

         4.5 TAX INDEMNITY. Should any of the payments of Base Salary, Severance Payments, Termination Payments, other incentive or supplemental compensation, benefits, allowances, awards, payments, reimbursements or other perquisites, or any other payment in the nature of compensation, singly, in any combination or in the aggregate, that are provided for hereunder to be paid to or for the benefit of the Executive be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Code, or any successor or other comparable federal, state or local tax law by reason of being an "excess parachute payment" (within the meaning of Section 280G of the Code), the Company shall pay to the Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by the Executive as a result of the receipt of such additional compensation) to place the Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred. The Company hereby agrees to pay such additional compensation within the earlier to occur of five (5) business days after (i) the Executive notifies the Company that the Executive intends to file a tax return taking the position that such excise or similar purpose tax is due and payable in reliance on a written opinion of the Executive's tax counsel (such tax counsel to be chosen solely by the Executive) that it is more likely than not that such excise tax is due and payable; or (ii) the date of any notice or action by the Company that it intends to take the position that such excise tax is due and payable. The costs of obtaining the tax counsel opinion referred to in clause (i) of the preceding sentence shall be borne by the Company, and as long as such tax counsel was chosen by the Executive in good faith, the conclusions reached in

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such opinion shall not be challenged or disputed by the Company. If the
Executive intends to make any payment with respect to any such excise or similar purpose tax as a result of an adjustment to the Executive's tax liability by any federal, state or local tax authority, the Company will pay such additional compensation by delivering its cashier's check payable in such amount to the Executive within five (5) business days after the Executive notifies the Company of his intention to make such payment. Without limiting the obligation of the Company hereunder, the Executive agrees, in the event the Executive makes any payment pursuant to the preceding sentence, to negotiate with the Company in good faith with respect to procedures reasonably requested by the Company which would afford the Company the ability to contest the imposition of such excise or similar purpose tax; provided, however, that the Executive will not be required to afford the Company any right to contest the applicability of any such excise or similar purpose tax to the extent that the Executive reasonably determines (based upon the opinion of his tax counsel) that such contest is inconsistent with the overall tax interests of the Executive.

5.       TERMINATION, DISABILITY AND DEATH

         5.1 TERMINATION OF EMPLOYMENT BY THE COMPANY. The Company shall be entitled, if acting at the direction of the Required Board Majority, to terminate the Executive's Employment at any time with or without Cause. The Company's termination of the Executive's Employment will be effective on the date the Company delivers a Notice of Termination to the Executive pursuant to this Section 5.1 (together with any required certified Board resolution). If the Company terminates the Executive's Employment for Cause, the Company shall, within five (5) business days thereafter, pay the Executive an amount equal to the Accrued Benefits and, when that payment is made, the Company shall have no further obligation hereunder to compensate the Executive. If the Company terminates the Executive's Employment without Cause, or elects not to renew Executive's Employment upon expiration of the original term or any renewal term, the Company shall, within five (5) business days thereafter, pay the Executive an amount equal to the sum of Accrued Benefits, plus the Severance Payment, and shall continue to provide health insurance benefits for the Executive, his spouse and minor children (on the same terms in effect on the Termination Date) for a period of three (3) years after the Termination Date.

         5.2 TERMINATION OF EMPLOYMENT BY THE EXECUTIVE. The Executive shall be entitled to terminate his Employment, by delivery of a Notice of Termination to the Company: (a) for Good Reason at any time within one hundred eighty (180) days after the facts or circumstances constituting that Good Reason first exist and are known to the Executive, (b) by reason of a Change of Control at any time within three hundred sixty-five (365) days after that Change of Control occurs;
(c) in the event of his Disability, as provided in Section 5.3, or (d) without Good Reason and other than for Disability at any time. If the Executive terminates his Employment for Good Reason or as a result of a Change of Control, the Company shall pay to the Executive in a cash lump sum within five (5) business days after the date the Company receives the Executive's Notice of Termination, an amount equal to the sum of Accrued Benefits plus the Severance Payment, and shall continue to provide health insurance benefits for the Executive, his spouse and minor children (on the same terms in effect on the Termination Date) for a period of three (3) years after the Termination Date. If the Executive terminates his Employment without Good Reason and other than for Disability, the Company shall pay to the Executive, in a cash lump sum within five (5) business days after the Termination Date, the Accrued Benefits.

         5.3 TERMINATION BY REASON OF DISABILITY. If the Executive incurs any Disability while on Active Status, either the Executive or the Company may terminate the Executive's Employment effective on the date the Nonterminating Party receives a Notice of Termination from the Terminating Party pursuant to this Section 5.3; provided, however that the Company shall, within five (5) business days thereafter, pay the Executive an amount equal to the sum of Accrued Benefits plus the Termination Payment, and the Company shall continue to provide health insurance benefits for the Executive, his spouse and minor children (on the same terms in effect on the Termination Date) for a period of three (3) years after the Termination Date.

         5.4 TERMINATION OF EMPLOYMENT BY DEATH. The Executive's Employment shall terminate automatically at the time of his death. If the Executive's Employment is terminated by reason of the Executive's death, the Company shall pay to the Executive's estate, in a cash lump sum within thirty (30) days after the Termination Date, an amount equal to the sum of the Accrued Benefits plus the Termination Payment, and shall continue to provide health insurance benefits for the Executive's spouse and minor children (on the same terms in effect on the Termination Date) for a period of three (3) years after the Termination Date.

         5.5 RETURN OF PROPERTY. On termination of the Executive's Employment, however brought about, the Executive (or his representatives) shall promptly deliver and return to the Company all the Company's property that is in the possession or under the control of the Executive.

         5.6 STOCK OPTIONS. Notwithstanding any provision of this Agreement to the contrary: (i) except in the case of a termination of the Executive's Employment for Cause, all stock options previously granted to the Executive under Incentive Plans that have not been exercised and are outstanding as of the time immediately prior to the Termination Date shall, notwithstanding any contrary provision of any applicable Incentive Plan, automatically become vested and immediately exercisable, and remain outstanding until exercised or the expiration of their term, whichever is earlier; and (ii) in the case of a termination of the Executive's Employment for Cause, all stock options previously granted to Executive under Incentive Plans that have not been exercised and are outstanding as of the Termination Date shall automatically be terminated, unless the Compensation Committee determines otherwise in its discretion, notwithstanding any contrary provision of any applicable Incentive Plan.

6.       OTHER EXECUTIVE RIGHTS

         6.1 PAID VACATION; HOLIDAYS. The Executive shall be entitled to not less than six (6) weeks of annual vacation and all legal holidays during which times his applicable compensation shall be paid in full.

         6.2 BUSINESS EXPENSES. The Executive is authorized to incur, and will be entitled to receive prompt reimbursement for, all reasonable expenses incurred by the Executive in performing his duties and carrying out his responsibilities hereunder, including business meal, entertainment and travel expenses, provided that the Executive complies with the applicable policies, practices and procedures of the Company relating to the submission of expense reports, receipts or similar documentation of those expenses. The Company shall either pay directly or promptly reimburse the Executive for such expenses not more than twenty (20) days after the submission to the Company by the Executive from time to time of an itemized accounting of such expenditures for which direct payment or reimbursement is sought. Unpaid reimbursements after such 20-day period shall accrue interest in accordance with Section 8.11.

         6.3 SUPPORT. While on Active Status, the Executive shall be provided by the Company with office space, furnishings and facilities, reserved parking, secretarial and administrative assistance, supplies and other support equipment (including a computer, facsimile machine and photocopier).

         6.4 OTHER BENEFITS. The Executive and his family shall be entitled to use two new automobiles from the Company's inventory and the Company shall pay all operating, maintenance and repair costs thereof. The Executive shall be entitled to reimbursement for all dues, assessments and dining or other minimum spending requirements at one country club to be selected by Executive.

         6.5 NO FORCED RELOCATION. The Executive shall not be required to move his principal place of residence from the greater Orlando area or to perform regular duties that could reasonably be expected to require either such move against his wish or to spend amounts of time each week outside the greater Orlando area which are unreasonable in relation to the duties and responsibilities of the Executive hereunder, and the Company agrees that, if it requests the Executive to make such a move and the Executive declines that request, (i) that declination shall not constitute any basis for a determination that Cause exists, and (ii) no animosity or prejudice will be held against Executive.

7.       COVENANT AGAINST UNFAIR COMPETITION

         7.1 Executive will not, for as long as he is employed hereunder and for a period of three years following any termination of his employment, for any reason, for his own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise:

                  (i) own, control, manage, be employed by, consult with, or otherwise participate in any business or activity (other than that of the Company) involved within the Trade Area in the retail sales or service of new or used vehicles;

                  (ii) solicit or induce, or in any manner attempt to solicit, any person employed by the Company or its affiliates to leave such employment, whether or not such employment is pursuant to a written contract and whether or not such employment is at will, or hire any person who has been employed by the Company or an affiliate thereof at any time during the six (6) month period preceding such hiring; or

                  (iii) disclose to any third party or use any Confidential Information concerning the Company.

         7.2 Executive recognizes the importance of the covenant contained in this Section 7 and acknowledges that, based on his past experience and training as an executive of the Company, the projected expansion of the Company's business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area;
(ii) necessary for the protection of the Company's legitimate business interests, including without limitation, the Company's and its affiliates' trade secrets, goodwill, and its relationship with customers and suppliers; and (iii) not unduly restrictive of Executive's rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 7 are essential elements of this Agreement and that but for these covenants, the Company would not have entered into this Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by the Executive, whether predicated on the Company's breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 7.

         7.3 If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 7, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of this Section 7 specifically enforced by any court having equity jurisdiction, through injunctive or other relief (without being required to post any bond or other security), it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

         7.4 The provisions of this Section 7 shall survive the expiration and termination of this Agreement, and the termination of Executive's employment hereunder, for any reason.

8.       GENERAL PROVISIONS

         8.1 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held or found by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, (i) such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, (ii) this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein (except that this clause (ii) shall not prohibit any modification allowed under subsection (iii) of this Section); and (iii) if the effect of a holding or finding that any such provision is invalid, illegal or unenforceable is to modify to the Executive's detriment, reduce or eliminate any compensation, reimbursement, payment, allowance or other benefit to the Executive intended by the Company and Executive in entering into this Agreement, the Company shall, within thirty (30) days after the date of such finding or holding, negotiate and expeditiously enter into an agreement with the Executive which contains alternative provisions (reasonably acceptable to the Executive) that will restore to the Executive (to the extent lawfully permissible) substantially the same economic, substantive and income tax benefits and legal rights the Executive would have enjoyed had such provision been upheld as legal, valid and enforceable. Without limiting the foregoing, if any covenant contained in Section 7, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

         8.2 NONEXCLUSIVITY OF RIGHTS. Nothing herein shall prevent or limit the Executive's continuing or future participation in any Compensation Plan or, subject to Section 8.14, limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company. Vested benefits and other amounts to which the Executive is or becomes entitled to receive under any Compensation Plan on or after the Termination Date shall be payable in accordance with that Compensation Plan, except as expressly modified hereby.

         8.3 FULL SETTLEMENT. The Company's obligations to make the payments provided for in, and otherwise to perform its undertakings in, this Agreement shall not be affected by any right of set-off, counterclaim, recoupment, defense or other action, claim or right the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any provision hereof, and those amounts shall not be reduced, regardless of whether the Executive obtains other employment or becomes self-employed.

         8.4      SUCCESSORS.

                  (i) This Agreement is personal to the Executive and, without the prior written consent of the Company, is not assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit and be enforceable by the Executive's legal representatives acting in their capacities as such pursuant to applicable law. This Agreement is not assignable by the Company. Except as limited by the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (ii) The Company shall require any successor (direct or indirect and whether by purchase, merger, consolidation, share exchange or otherwise) to the business, properties and assets of the Company substantially as an entirety expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would have been required to perform it had no such succession taken place.

         8.5 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified except by a written agreement executed and delivered by the parties hereto or their respective successors or legal representatives acting in their capacities as such pursuant to applicable law.

         8.6 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, addressed to the appropriate Person at the address of such Person set forth below (or at such other address as such Person may designate by written notice to each other party in accordance herewith):

                  (a)      if to the Executive, addressed as follows:

                                    W. Warner Peacock
                                    520 Shepherd Avenue
                                    Winter Park, FL  32827

                  (b)      if to the Company, addressed as follows:

                                    First Team Automotive Group, Inc.
                                    350 South Lake Destiny Drive
                                    Suite 200
                                    Orlando, FL  32810
                                    Attn:  Board of Directors

         8.7 NO WAIVER. The failure of the Company or the Executive to insist on strict compliance with any provision of, or to assert any right under, this Agreement (including the right of the Executive to terminate his Employment for Good Reason or by reason of a Change of Control pursuant to Section 5.2) shall not be deemed a waiver of that provision or of any other provision of or right under this Agreement.

         8.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

         8.9 JURISDICTION AND VENUE. The parties irrevocably consent with respect to any action, suit or other legal proceeding pertaining directly to this Agreement or to the interpretation or enforcement of any of Executive's rights hereunder to service of process in the State of Florida and hereby waive any right to contest or oppose receipt of such service of process. The parties irrevocably (i) agree that any such action, suit or other legal proceeding shall be brought in the courts of such state or in the courts of the United States sitting in Orlando, Florida, (ii) consent to the jurisdiction of each such court in any such action, suit or other legal proceeding, and (iii) waive any objection they may have to the laying of venue of any such action, suit or other legal proceeding in any of such courts.

         8.10 HEADINGS. The headings of Sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

         8.11 INTEREST. If any amounts required to be paid or reimbursed to the Executive hereunder are not so paid or reimbursed at the times provided herein (including amounts required to be paid by the Company pursuant to Sections 4 and 5), those amounts shall accrue interest compounded daily at a variable rate which is three percentage points (3%) above the Prime Rate, from the date those amounts were required to have been paid or reimbursed to the Executive until those amounts are finally and fully paid or reimbursed; provided, however, that in no event shall the amount of interest contracted for, charged or received hereunder exceed the maximum non-usurious amount of interest allowed by applicable law.

         8.12 PUBLICITY. The Company agrees with the Executive that, except to the extent required by law or legal process (including the Exchange Act and the Securities Act), it will not make or publish, without the prior written consent of the Executive, any written or oral statement concerning the terms of the Executive's employment relationship with the Company and will not, if a Notice of Termination is given by either the Company or the Executive for any reason, publish or cause to be published any statement concerning the Executive, including his work-related performance or the reasons or basis for the giving of that Notice of Termination.

         8.13 TAX WITHHOLDING. Notwithstanding any other provision hereof, the Company may withhold from amounts payable hereunder all Federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

         8.14 ENTIRE AGREEMENT. The Company and the Executive agree that this Agreement supersedes all prior written and oral agreements between them with respect to the employment of the Executive by the Company, but has no effect on any Compensation Plan in which the Executive was participating prior to the Effective Date.

         8.15 EFFECTIVE DATE. This Agreement shall be effective upon the closing of the Company's sale of its common stock to the public pursuant to an effective Registration Statement filed under the Securities Act.

         8.16 INDEMNIFICATION. The Executive shall be indemnified by the Company to the maximum extent permitted by the law of Delaware, the state of the Company's incorporation, and the law of the state of incorporation of any subsidiary of the Company of which the Executive is a director or an officer or executive, as the same may be in effect from time to time.

         8.17 ATTORNEYS FEES. In the event of any litigation arising under the terms of this Agreement, the prevailing party or parties shall be entitled to recover its or their reasonable attorneys fees and court costs from the other party or parties.

         8.18 WAIVER OF JURY TRIAL. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY DOCUMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES' ACCEPTANCE OF THIS AGREEMENT.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year indicated above.

                                      FIRST TEAM AUTOMOTIVE CORP.




                                      By: /s/ EZRA P MAGER
                                          ----------------------------------
                                            Ezra P. Mager, Vice Chairman




                                      EXECUTIVE




                                      ------------------------------------
                                      W. Warner Peacock